Rule 497(e)--File Nos. 33-78264, 811-8490

                       Excelsior Institutional Equity Fund
                       Excelsior Institutional Income Fund
                 Excelsior Institutional Total Return Bond Fund
                     Excelsior Institutional Bond Index Fund
                      Excelsior Institutional Balanced Fund
                   Excelsior Institutional Equity Growth Fund
                Excelsior Institutional International Equity Fund

          Supplement dated January 2, 1996 to Prospectus dated October 1, 1995 as amended October 6, 1995


                                  RESTRUCTURING

     The shareholders of the Equity Fund, Income Fund, Total Return Bond Fund, Bond Index Fund, Balanced Fund, Equity Growth Fund and International Equity Fund approved, at a meeting held on November 15, 1995, a restructuring of the Funds from a master/feeder structure to a more traditional single-tier mutual fund structure, except with respect to the Bond Index Fund, as more fully described below. This restructuring was completed as of January 2, 1996.

     As part of the restructuring, the Trust has engaged with respect to each Fund (other than Bond Index Fund) the investment adviser which had previously provided investment advisory services to the Fund indirectly through the master/feeder structure, and, with respect to Balanced Fund, Equity Growth Fund and International Equity Fund, the investment subadviser which had previously provided investment subadvisory services to the Fund indirectly through the master/feeder structure. Each investment adviser and subadviser has entered into an agreement with respect to the provision of investment advisory or subadvisory services under terms and conditions (including the rates of the advisory or subadvisory fees) that are identical in all material respects to those pursuant to which they had previously provided such services to the Funds indirectly through the master/feeder structure, except that the new agreements are dated as of the effective date of the restructuring, and except that the Trust, on behalf of the Funds, is a party to the new agreements.

     Concurrently with the restructuring, the new expense structure for each Fund, as set forth in the Prospectus, as amended, went into effect. In addition, three series of the Trust, the Equity Index Fund, the Small Capitalization Fund and the Value Equity Income Fund were terminated.


                               THE BOND INDEX FUND

     The Bond Index Fund, like the other Funds, has also withdrawn from the existing master/feeder structure, but, as approved by its shareholders at the meeting held on November 15, 1995, has invested all of its investable assets in the Bond Index Portfolio, and therefore operates in a two-tier master/feeder structure. Bond Index Portfolio is a series of Federated Investment Portfolios ("Federated Portfolios"), which is an open-end management investment company, organized as a Massachusetts business trust as of September 29, 1995. The Bond Index Portfolio, which is the only active series of Federated Portfolios, has adopted the same investment objective, restrictions and policies as the Bond Index Fund.

     Federated Management is responsible for the management of the assets of the Bond Index Portfolio, pursuant to an investment advisory agreement (the "Federated Advisory Agreement") with Federated Portfolios on behalf of the Bond Index Portfolio. Federated Management has delegated daily management of the security holdings of the Bond Index Portfolio to U.S. Trust, acting as subadviser.

     Subject to the general guidance and policies set by the Trustees of Federated Portfolios, Federated Management provides general supervision over the investment management functions performed by U.S. Trust. Federated Management closely monitors U.S. Trust's application of the Bond Index Portfolio's investment policies and strategies, and regularly evaluates U.S. Trust's investment results and trading practices.

     For its services under the Federated Advisory Agreement, Federated Management is entitled to receive from the Bond Index Portfolio a fee accrued daily and paid monthly at an annual rate equal to 0.25% of the Bond Index Portfolio's average daily net assets. Federated Management has agreed to waive all investment advisory fees with respect to the Bond Index Portfolio. This waiver may be terminated at any time, although Federated Investors has agreed to maintain total operating expenses (after waivers and reimbursements) of the Bond Index Portfolio at no greater than 0.20% of average net assets for the twelve month period following January 2, 1996. Federated Management, which has its principal offices at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222, is a Delaware business trust. Federated Management is an indirect, wholly-owned subsidiary of Federated Investors, a Delaware business trust which, together with its affiliates, has approximately $70 billion in assets under management. Federated Management acts as investment adviser to 25 investment companies with multiple portfolios or series.

     Pursuant to an investment subadvisory agreement, U.S. Trust makes the day-to-day investment decisions and portfolio selections for the Bond Index Portfolio, consistent with general guidelines and policies established by Federated Management and the Board of Trustees of Federated Portfolios. For the investment management services U.S. Trust provides to the Bond Index Portfolio, U.S. Trust is compensated only by Federated Management and receives no fees directly from Federated Portfolios. For its services under the subadvisory agreement, U.S. Trust is entitled to receive from Federated Management a fee accrued daily and paid monthly at an annual rate equal to 0.12% of the Bond Index Portfolio's average daily net assets. U.S. Trust has agreed to waive all investment advisory fees with respect to the Bond Index Portfolio, which waiver may be terminated at any time. U.S. Trust furnishes at its own expense all services, facilities and personnel necessary in connection with managing the Bond Index Portfolio's investments and effecting securities transactions for the Portfolio. For information on U.S. Trust please see "Investment Managers Equity Fund, Income Fund and Total Return Bond Fund" in the Prospectus.

     Bruce Tavel, Senior Vice President, and Cyril M. Theccanat, Vice President of U.S. Trust, Structured Investment Management Department, are primarily responsible for the day-to-day management of the Bond Index Portfolio. Mr. Theccanat has been managing structured investment portfolios at U.S. Trust since January, 1990. Prior to this, Mr. Theccanat was a Vice President of Drexel Burnham Lambert, responsible for interest rate and foreign exchange risk management. Mr. Tavel designs, develops and implements analytic procedures and services utilizing quantitative and financial information. He has over 17 years of experience in the execution of decision support systems at U.S. Trust and previously at Lehman Asset Management, where he was Director of Institutional Computer Services.

     Federated Services Company, a Delaware business trust whose address is Federated Investors Tower, 1001 Liberty Avenue, Pittburgh, PA 15222-3779, serves as transfer agent, dividend disbursing agent and custody procurement agent for Federated Portfolios. The fee paid to the transfer agent is based upon the size, type and number of accounts and transactions made by shareholders. Federated Services Company also maintains Federated Portfolio's accounting records. The fee for this service (of which the Bond Index Portfolio bears its pro rata share) is based upon the level of Federated Portfolios' average net assets for the period plus out-of-pocket expenses. Federated Services Company is a wholly-owned subsidiary of Federated Investors.

     Federated Securities Corp. is the placement agent for investments in the Bond Index Portfolio. Federated Securities Corp. is located at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779. It is a Pennsylvania corporation organized on November 14, 1969, and is the principal distributor for a number of investment companies. Federated Securities Corp. receives no fee for its services as placement agent for the Bond Index Portfolio. Federated Securities Corp. is a wholly-owned subsidiary of Federated Investors.

     Federated Administrative Services ("FAS") provides administrative personnel and services (including certain legal and financial reporting services) necessary to operate the Bond Index Portfolio. FAS is entitled to receive a fee from the Bond Index Portfolio accrued daily and paid monthly at a annual rate of up to 0.05% of the average daily net assets of the Bond Index Portfolio, subject to a minimum of $60,000 (unless waived). From time to time FAS may waive all or a portion of the administrative fee, and has agreed to waive a portion of the administrative fee for the twelve month period following January 2, 1996.

     Investors Bank & Trust Company, 79 Milk Street, Boston, Massachusetts 02205 serves as custodian of the Bond Index Portfolio's assets.

     The net asset value of the Bond Index Fund is determined and the shares of the Fund (the "Shares") are priced for purchases and redemptions at the close of regular trading hours on the New York Stock Exchange (the "NYSE"), currently 4:00 p.m. (Eastern time). Net asset value and pricing for the Bond Index Fund are determined on each day the NYSE is open for trading ("Business Day"). Currently, the days on which the Fund is closed (other than weekends) are New Year's Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day and Christmas. Net asset value per Share for purposes of pricing sales and redemptions is calculated by dividing the value of all securities and other assets belonging to the Fund, less the liabilities charged to the Fund, by the number of its outstanding Shares.

     Assets in the Bond Index Fund which are traded on a recognized domestic exchange or are quoted on a national securities market are valued at the last sale price on the securities exchange on which such securities are primarily traded or at the last sale price on such national securities market. Securities in the Bond Index Fund which are traded only on over-the-counter markets are valued on the basis of closing over-the-counter bid prices. Restricted securities, securities for which market quotations are not readily available, and other assets are valued at fair value, pursuant to guidelines adopted by the Board of Trustees of the Trust. Absent unusual circumstances, debt securities maturing in 60 days or less are valued at amortized cost.

     As stated above, the Bond Index Fund invests through Bond Index Portfolio, a series of Federated Portfolios, which is a business trust organized under the laws of the Commonwealth of Massachusetts. The interests in Federated Portfolios are divided into separate series or portfolios (each a "Portfolio", collectively, the "Portfolios"). Investors in each Portfolio of Federated Portfolios will vote separately or together in the same manner as shareholders of the Trust's series. Federated Portfolios' Declaration of Trust provides that the Bond Index Fund and other entities investing in the Bond Index Portfolio and the other Portfolios of Federated Portfolios (e.g., other investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the portfolio in which they invest and the overall obligations of Federated Portfolios. However, the Trustees of the Trust believe that the risk of the Bond Index Fund incurring financial loss on account of such liability is limited to circumstances in which the Bond Index Portfolio or Federated Portfolios were unable to meet their obligations, and that neither the Bond Index Fund nor its shareholders will be exposed to a material risk of liability by reason of the Fund's investment in the Bond Index Portfolio.

     The Bond Index Fund invests in the Bond Index Portfolio through Signature Financial Group Inc.'s two-tier structure known as the Hub and Spoke(R) financial services method. See "Special Information Concerning Hub and Spoke(R) Structure".

     For descriptions of the investment objectives, policies and restrictions of the Bond Index Portfolio, see "Investment Objectives and Policies" in the Prospectus and in the Statement of Additional Information.

                                 ADMINISTRATORS

     The following replaces the sections entitled "Servicing Plan" and "Servicing Agent" in the Prospectus:

     U.S. Trust, located at 114 West 47th Street, New York, NY 10036, Chase Global Fund Services Company ("CGFSC"), located at 73 Tremont Street, Boston, Massachusetts 02108, and Federated Administrative Services ("FAS"), a wholly-owned subsidiary of Federated Investors located at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, 15222-3779, serve as the Funds' administrators (the "Administrators"). The Administrators supervise the affairs of the Trust, including, among other responsibilities, the negotiation of contracts and fees with, and the monitoring of performance and billings of, the various service providers of the Trust; provide equipment and clerical personnel necessary for maintaining the organization of the Trust; prepare and distribute all materials in connection with meetings of Trustees and investors; prepare and file all documents required for compliance by the Trust with applicable laws and regulations; and arrange for the maintenance of Fund accounting and record-keeping of the Trust.

     Federated Services Company ("FSC"), an affiliate of FAS, also serves as servicing agent and fund accounting agent to the Trust with respect to the Bond Index Fund, pursuant to an agreement between FSC and the Trust (the "Servicing Agent Agreement"), which provides that FSC will perform or provide certain administrative and fund accounting services to the Bond Index Fund.

     As compensation for providing these services and facilities to the Trust, the Administrators and FSC (with respect to the Bond Index Fund only) are jointly entitled to an annual fee, computed daily and paid monthly from each of the Funds (other than the International Equity Fund), based on the combined average daily net assets of the Funds, Excelsior Funds, Inc. (formerly known as UST Master Funds, Inc.), and Excelsior Tax-Exempt Funds, Inc. (formerly known as UST Master Tax-Exempt Funds, Inc.) (collectively the "Fund Complex") as follows:

               Combined Average Daily Net
               Assets of the Funds Complex           Annual Fee

                    first $200 million                 0.200%
                    next $200 million                  0.175%
                    over $400 million                  0.150%

     Administrative fees payable to the Administrators and FSC by each of the above Funds are determined in proportion to their pro rata share of the total average daily net assets of all of the funds in the Fund Complex at the time of determination. The Administrators are jointly entitled to an annual fee from the International Equity Fund, computed daily and paid monthly, at the annual rate of 0.20% of the average daily net assets of such Fund. From time to time the one or more of the Administrators or FSC may waive all or a portion of the administrative fee payable to them by the Funds, which waiver may be terminated at any time. For the fiscal year ended May 31, 1995, Signature Financial Services, Inc., the former servicing agent, was entitled to receive fees under the compensation arrangements then in place for administrative services (other than fund accounting services) at an annual rate of up to 0.07% of the average daily net assets of the portfolios in which the Funds were then invested. For its fund accounting services for the same period Signature Financial Services, Inc. was entitled to receive a per annum fee from each Fund and each portfolio in which the Funds were then invested equal to $12,000 and $50,000 respectively.


                          CUSTODIAN AND TRANSFER AGENT

     The following replaces the section entitled "Custodian and Transfer Agent" in the Prospectus:

     The Chase Manhattan Bank, N.A. ("Chase") serves as custodian of the Funds' assets. Communications to the custodian should be directed to The Chase Manhattan Bank, N.A., Mutual Funds Service Division, 770 Broadway, New York, NY 10003. Chase Global Funds Services Company ("CGFSC"), 73 Tremont Street, Boston, Massachusetts 02108, serves as the transfer agent for the Funds, providing transfer agency, dividend disbursement and registrar services. CGFSC is a subsidiary of Chase.

                    DIVIDENDS AND CAPITAL GAINS DISTRIBUTIONS

     The following replaces the first paragraph of the section entitled "Dividends And Capital Gains Distributions" in the Prospectus:

     Dividends equal to all or substantially all of each Fund's net investment income will be declared and paid as follows: For the Equity, Balanced and Equity Growth Funds, dividends will be declared and paid at least quarterly; for the Income, Total Return Bond and Bond Index Funds, dividends will be declared daily and paid at least monthly; for the International Equity Fund, dividends will be declared and paid at least once a year.